Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of August 29, 2005 (“Effective Date”), among Carter’s, Inc., a Delaware corporation (“Carter’s”), The William Carter Company, a Massachusetts corporation (“TWCC” and together with Carter’s, the “Company”), and Frederick J. Rowan, II (“Executive”) and shall replace in its entirety the Amended and Restated Employment Agreement (the “Prior Agreement”) dated as of October 2, 2003 (the “Effective Date”). Certain capitalized terms that are used in this Agreement are defined herein where they first appear or in paragraph 11.

The parties agree as follows:

1.                                       Employment.  The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 4 (the “Employment Period”).

2.                                       Position and Duties.

(a)                                  During the Employment Period, Executive shall serve as the Chief Executive Officer and Chairman of the Board of Carter’s and TWCC and shall have the normal duties, responsibilities and authority of such position(s), subject to any limitations imposed by the bylaws of Carter’s or TWCC and to the power of the Company’s Board to expand or limit such duties, responsibilities and authority and to override actions of the Executive.

(b)                                 Executive shall report to the Company’s Board, and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

(c)                                  Executive’s principal office and place of employment shall be at the Company’s facility located in Atlanta, Georgia, unless a different place is agreed upon by the Company and the Executive. For all purposes of this Agreement, the Company’s principal executive offices shall be located wherever Executive has his principal office and place of employment. This paragraph 2(c) is a material part of this Agreement.

3.                                       Compensation.

(a)                                  Base Salary.  Executive’s Base Salary shall be $812,000 per annum for the Company’s fiscal year 2005.  The Company’s Board or Committee, as the case may be, may, in its discretion, increase Executive’s Base Salary at such times and in such amounts as the Company’s Board or Committee may determine, consistent with the Company’s philosophy of setting total executive compensation at approximately the 75th percentile of high performance companies.  At no time shall Executive’s base salary be decreased. As used in this Agreement, “Base Salary” means Executive’s base salary as adjusted and in effect from time to time. Executive’s Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices.

(b)                                 Annual Cash Bonus Plan.  Executive shall be a participant in the Company’s Annual Cash Bonus Plan and be eligible for an annual award opportunity under such plan at a target award level equal to no less than one hundred fifty percent (150%) and a maximum award level of three hundred percent (300%) of Executive’s Base Salary in effect during the calendar year for which the award is made.

(c)                                  Integration Bonuses.  If certain predetermined performance goals established in writing by the Company’s Board or Committee and set forth in Attachment A are satisfied as certified by the Company’s Board or Committee, Executive shall be entitled to receive an integration bonus of (i) $500,000 for the remainder of the Company’s fiscal year 2005, (ii) $1 million for the Company’s fiscal year 2006 and (iii) $1 million for the Company’s fiscal year 2007.  Any such integration bonus shall be payable in cash within two and one-half (2-½) months of the close of the applicable fiscal year.

(d)                                 Stock Option Award.  Executive has been granted an option to purchase 200,000 shares of common stock of Carter’s subject to the Company’s Amended and Restated 2003 Equity Incentive Plan and to the terms of a stock option certificate executed by Carter’s.

(e)                                  Vacation.  Executive shall be entitled to four (4) weeks paid vacation annually.

(f)                                    Fringe Benefits.  Executive shall receive the fringe benefits described on Attachment B to this Agreement as well as such other benefits as are made available to executive level employees of the Company and such additional benefits, payments or allowances as the Company’s Board or the Committee may from time to time make available to Executive. Without prejudice to Executive’s rights under this Agreement, the Company reserves the right (i) to modify the terms of any benefit plan that is generally made available to executive level employees of the Company and in which Executive participates so long as such changes affect all plan participants substantially equally (or substantially in proportion to their respective interests), and (ii) to make reasonable changes in benefits established for Executive at the direction of the Company’s Board or the Committee, so long as the benefits available to Executive after giving effect to such change are not materially different from those being provided prior to such change.

(g)                                 Business Expenses.  The Company shall reimburse Executive for all reasonable and necessary expenses incurred by him in connection with the performance of his duties and responsibilities pursuant to this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s reasonable requirements with respect to reporting and documentation of such expenses.

4.                                       Term and Termination.

(a)                                  The Employment Period shall extend until the close of the Company’s 2009 fiscal year; provided that (i) the Employment Period shall terminate prior to such date upon Executive’s resignation, Retirement or death and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause, Executive’s Disability or Without Cause.

(b)                                 Any termination of Executive’s employment by the Company pursuant to clause 4(a)(ii) above, and any termination of Executive’s employment by the Executive pursuant to paragraph 4(a) (i) above, shall be communicated by written Termination Notice given to the other party hereto; provided that in the case of Executive’s death, a Termination Notice shall be deemed to have been given as of the date of his death; and, provided further that, in the case of a termination for Cause, there shall also have been delivered to the Executive the Board of Directors’ resolution to be delivered if and as provided in the definition of Cause. For purposes of this Agreement, a “Termination Notice” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(c)                                  “Termination Date” means (i) if this Agreement is terminated for Disability, thirty (30) days after the Termination Notice is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30)-day period), (ii) if Executive resigns or takes Retirement, the date specified in Executive’s Termination Notice (or if no Termination Notice is given, the date upon which such termination is effective), (iii) if Executive dies, on the last day of the month next succeeding the month during which Executive’s death occurs, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Termination Notice is given or is otherwise specified in the Notice.

5.                                       Severance Compensation.

(a)                                  General.  If Executive resigns or terminates employment by Retirement, or if his employment is terminated by reason of Death or is terminated for Cause, the Company will pay Executive his Base Salary in effect at the time the Termination Notice is given (or deemed given) through the Termination Date, and the Company shall have no further obligations to Executive under this Agreement. Without prejudice to any accrued and vested rights Executive may have under the Supplemental Retirement Agreement, the Annual Cash Bonus Plan, the Retirement Savings Plan or the Severance Pay Plan and except as otherwise required by law, all of Executive’s rights to fringe benefits from the Company will cease as of the Termination Date.

(b)                                 Disability.  During any period that Executive fails to perform his duties as a result of incapacity due to mental illness or physical illness or injury, he shall continue to receive his full Base Salary and benefits until the Company terminates his employment for Disability. Thereafter, he will be entitled to major medical health insurance coverage under the Company’s employee group health insurance (or substantially similar health insurance) until the third anniversary of the Termination Date or until Executive obtains employment with another employer that makes health insurance available to its employees, whichever occurs first, and shall be entitled to receive disability benefits in accordance with the disability income insurance plan or plans maintained by the Company covering Executive at the Termination Date. Without prejudice to any accrued and vested rights Executive may have under the Supplemental Retirement Agreement or the Retirement Savings Plan and except as otherwise required by law or as provided in this paragraph 5(b), all of Executive’s rights to fringe benefits from the Company will cease as of the Termination Date.

(c)                                  Without Cause or for Good Reason.  If Executive is involuntarily terminated by the Company Without Cause or if Executive resigns for Good Reason, (i) Executive shall be entitled to continue to receive his Base Salary (as in effect on the Termination Date) for thirty-six (36) months following the Termination Date (such date, the “End Date”) so long as Executive has not breached the provisions of paragraphs 6, 7 or 8, (ii) the Company will maintain in full force and effect, for Executive’s continued benefit, until the End Date, all life, medical and dental insurance programs in which Executive was entitled to participate so long as his continued participation is possible under the general terms and provisions of such programs (provided that, in the event Executive’s participation in any such program is barred, the Company will arrange to provide Executive with benefits substantially similar to those which he was entitled to receive under such program), (iii) notwithstanding any provision in the Annual Cash Bonus Plan to the contrary, Executive shall become fully vested and have a non-forfeitable interest in the benefit which he would have received for the plan year during which the Termination Date occurs (which determination may take into account whether Company performance goals established by the plan or its administrator for such year have been met, but which may not take into account whether personal performance goals established by the plan or its administrator for such year have been met) if he were employed by the Company on the last day of such plan year), and (iv) Executive will be entitled to service credit under the Supplemental Retirement Agreement through the End Date.  The amounts payable in respect of accrued benefits under the Annual Cash Bonus Plan shall be payable at the time provided for in, and in accordance with the provisions of, the Annual Cash Bonus Plan.  The amounts payable pursuant to this paragraph 5(c) in respect of Base Salary may be payable, at Executive’s discretion (but only to the extent the availability of such discretion, even if not exercised, would not result in Executive being required to include in come the amounts otherwise payable in the future under this paragraph 5(c) in respect of Base Salary), in one lump sum payment within thirty (30) days following the Termination Date equal to the present value (determined using a discount rate equal to the “prime” rate of interest charged by Chase Manhattan Bank plus two percentage points) of the payments otherwise payable pursuant to this paragraph 5(c).  This paragraph 5(c) sets forth Executive’s exclusive remedy for a termination of his employment Without Cause or for Good Reason and Executive shall have no other right or remedy against the Company in connection therewith.  Notwithstanding the payment provisions of this paragraph 5(c) if at the relevant time Executive is a “specified employee” as that term is used in Section 409A of the Code, the commencement of payments under this paragraph 5(c) shall be deferred to the extent, if any, required to comply with the “specified employee” rules of Section 409A.

(d)                                 No Impact on Other Arrangements.  Executive’s right to receive payments under this Agreement shall not decrease the amount of, or otherwise adversely affect, any other benefits payable to Executive under any plan, agreement or arrangement relating to employee benefits provided by the Company (or an Affiliated Corporation); provided, however, that the amounts payable to Executive under paragraph 5(c)(i) shall be reduced by the amount of any severance compensation paid to Executive under the Company’s Severance Pay Plan.

(e)                                  No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this paragraph 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this paragraph 5 be reduced by any compensation earned by the Executive as the result of employment by another employer or by reason of the Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise (except as otherwise provided in this paragraph 5).

6.                                       Confidential Information.  Executive acknowledges that the non-public information obtained by him while employed by the Company concerning the business or operations of the Company or any Subsidiary of the Company (“Confidential Information”) is the exclusive property of the Company or such other Subsidiary. For purposes of this Agreement, the term “Confidential Information” does not include information that Executive can demonstrate (a) was in Executive’s possession prior to his initial employment by the Company, provided that such information is not known by Executive to be subject to another confidentiality agreement with, or other obligation of secrecy to, the Company or another party, (b) is generally available to the public and became generally available to the public other than as a result of a disclosure in violation of this Agreement, or (c) became available to Executive on a non-confidential basis from a third party, provided that such third party is not known by Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party or is otherwise prohibited from providing such information to Executive by a contractual, legal or fiduciary obligation. Executive agrees that he will not disclose Confidential Information to any person (other than employees of the Company or any Subsidiary thereof or any other person expressly authorized by the Company to receive Confidential Information) or use for his own account any Confidential Information without the prior written consent of the Company. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Board of Carter’s may request in writing, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing Confidential Information or Work Product which he may then possess or have under his control.

7.                                       Work Product.  Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed with the Company (“Work Product”) belong exclusively to the Company or such Subsidiary. Upon the written request of the Company, Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm such exclusive ownership.

8.                                       Noncompete; Non-Solicitation.

(a)                                  Executive acknowledges that in the course of his employment with the Company he will become familiar with the trade secrets and other confidential information of the Company and its Subsidiaries and that his services will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the Employment Period and for two years thereafter (or one year thereafter, if Executive’s employment is terminated Without Cause or for Good Reason) (the “Noncompete Period”), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of Carter’s and the Company or any of its Subsidiaries which (i) exists on the date of the termination of Executive’s employment or (ii) is commenced during the Noncompete Period (but, for purposes of this clause (iii) only if the Company or such Subsidiary had determined prior to the Termination Date to enter into such business or had committed substantial resources prior to the Termination Date to determine the feasibility of entering into such business), within the continental United States. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation, which is publicly traded so long as Executive has no active participation in the operations of such corporation.

(b)                                 During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any other Subsidiary of the Company to leave the employ of such person, or in any way interfere with the employee relationship between the Company or any other Subsidiary of the Company and any employee thereof, (ii) hire any person who was an employee of the Company or any other Subsidiary of the Company at any time during the Employment Period (other than individuals who have not been employed by the Company or any other Subsidiary of the Company for a period of at least one year prior to employment by Executive directly or indirectly through another entity), or (iii) induce or attempt to induce any customer, supplier, licensee or other person having a business relationship with the Company or any other Subsidiary of the Company to cease doing business with the Company or such other Subsidiary of the Company or interfere materially with the relationship between any such customer, supplier, licensee or other person having a business relationship with the Company or any other Subsidiary of the Company.

(c)                                  If, at the time of enforcement of this paragraph 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(d)                                 In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 8, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

9.                                       Incapacity.  Without prejudice to Executive’s rights under this Agreement, if at any time during the term of this Agreement Executive is absent from his duties with the Company for thirty (30) consecutive days as a result of incapacity due to mental illness or physical illness or injury, the Company’s Board of Directors may appoint an interim Chairman of the Board and Chief Executive Officer or assume extended management responsibilities for the duration of Executive’s absence. Unless Executive’s employment has been terminated previously under this Agreement, Executive shall be permitted to resume performance of his duties and responsibilities under this Agreement upon regaining the capacity to do so.

10.                                 Executive Representations.  Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity with which this Agreement would conflict or constitute a breach thereof and (c) upon the execution and delivery of this Agreement by Executive and the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable against Executive in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of contractual obligations and creditor’s rights generally and to federal and state constitutional proscriptions and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

11.                                 Certain Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliated Corporation” means any corporation that is a member of the “affiliated group” (as defined in Section 1504 of the Code) of which the Company is a member.

“Anniversary Date” means any or a specific anniversary of the Effective Date, as the context requires.

“Annual Cash Bonus Plan” means the Company’s Amended and Restated Annual Incentive Plan, as amended from time to time.

“Board” means the Board of Directors of Carter’s or the Board of Directors of TWCC as in existence from time to time as further identified in this Agreement.

“Cause” means (a) conviction of Executive for a felony, or the entry by Executive of a plea of guilty or nolo contendere to a felony, (b) a willful and material breach by Executive of paragraph 6, 7 or 8 of this Agreement, (c) the commission of an act of fraud involving dishonesty for personal gain which is materially injurious to the Company, (d) the willful and continued refusal by Executive to substantially perform his duties with the Company (other than any such refusal resulting from his incapacity due to mental illness or physical illness or injury), after a demand for substantial performance is delivered to Executive by the Company’s Board of Directors, where such demand specifically identifies the manner in which the Company’s Board of Directors believes that Executive has refused to substantially perform his duties and the passage of a reasonable period of time for Executive to comply with such demand or (e) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to the Company or its Subsidiaries. For purposes of this paragraph, no act or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or its Subsidiaries. Notwithstanding the foregoing, with respect to termination for Cause arising out of conduct described in clause (b), (c), (d) or (e) above, the Executive may not be terminated for Cause unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire Board of Directors of the Company, at a meeting of such board called and held for that purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel or other advisors, to be heard at such meeting), finding that in the good faith opinion of the board Executive had engaged in conduct described above in clause (b), (c), (d), or (e) of the first sentence of this paragraph and specifying the particulars thereof in detail. Such a finding by the Board of Directors of the Company is a prerequisite to a termination for Cause pursuant to clauses (b), (c), (d) or (e) above; provided, however, that such a finding may be challenged, by appropriate judicial process, on the merits (i.e., that Cause did not exist) or on the basis that the board’s finding was not made in good faith (provided that proof that Cause for termination existed shall be a complete defense to any showing that the board’s finding was not made in good faith).

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Company’s Board of Directors.

“Cost of Living Amount” means an amount calculated by multiplying the Base Salary then in effect by a fraction, (a) the numerator of which shall be the amount (not less than zero) by which the latest Cost of Living Index available as of the time of determination exceeds the Cost of Living Index for the same period during the immediately preceding year, and (b) the denominator of which shall be the latest Cost of Living Index for the same period during the immediately preceding year.

“Cost of Living Index” means the Consumer Price Index for All Urban Consumers, Atlanta, Georgia (1967-100) prepared by the Bureau of Labor Statistics of the United States Department of Labor for the relevant period; provided that if the index shall cease to be published, the parties shall use as the index, the most comparable index published by the United States Government.

“Disability” means the Executive shall have been absent from his duties with the Company for 26 consecutive weeks as a result of incapacity due to mental illness or physical illness or injury, and he shall not have returned to the full-time performance of his duties within 30 days after written notice of termination of this Agreement is given by the Company’s Board of Directors.

“End Date” is defined in paragraph 5(c).

“Good Reason” means, unless Executive shall have consented in writing thereto, any of the following:

(a)                                  except as provided in paragraph 9, a material reduction in Executive’s title, duties, responsibilities or status, in each case, as Chairman of the Company’s Board of Directors;

(b)                                 the assignment to Executive of a material amount of additional duties that is significantly inconsistent with Executive’s duties, responsibilities or status as Chairman of the Company’s Board of Directors and Chief Executive Officer;

(c)                                  the imposition on Executive of business travel obligations substantially greater than his business travel obligations during the year prior to the Effective Date; or

(d)                                 any material breach of this Agreement on the part of the Company;

provided, however, that the Company’s replacement of Executive as Chief Executive Officer shall not be deemed to give rise to “Good Reason” under this Agreement, and provided, further, however, that Executive shall not have the right to terminate his employment for “Good Reason” unless he shall have given thirty (30) days prior written notice to the Board of Directors of the Company in which Executive sets forth in reasonable detail the circumstances that Executive believes constitute “Good Reason” pursuant to the preceding clauses (a) through (d) and the Company shall not have remedied the matter within said thirty (30) day period; and provided, further, however that the fact that the Company does or does not so remedy said matter shall not be deemed an admission by the Company that such circumstances constitute “Good Reason”.

“Person” means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated organization or a government or any department or agency or political subdivision thereof.

“Retirement” means termination of Executive’s employment in accordance with the Company’s normal retirement policy generally applicable to its salaried employees (or, at Executive’s election, at any time) or in accordance with any other retirement arrangement established with the Executive’s consent with respect to the Executive.

“Retirement Savings Plan” means the Company’s Defined Contribution 40l(k) savings plan in effect as of the Effective Date as the same is amended from time to time.

“Severance Pay Plan” means the Company’s Severance Pay Plan for Exempt Employees, in effect as of the Effective Date, as the same is amended from time to time, or any successor or replacement plan implemented by the Company.

“Subsidiary” means with respect to any corporation, another corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the first corporation, directly or through one or more Subsidiaries.

“Supplemental Retirement Agreement” means the Supplemental Executive Retirement Agreement between the Executive and the Company as amended though the date hereof.

“Termination Date” is defined in paragraph 4(c).

“Termination Notice” is defined in paragraph 4(b).

“Without Cause” means an involuntary termination of Executive’s employment other than for Cause and other than by reason of Executive’s death or Disability.

12.                                 Survival.  Paragraphs 6, 7 and 8 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

13.                                 Expenses.  The Company shall pay all of Executive’s expenses (including reasonable attorneys’ fees and expenses) paid by Executive in connection with the negotiation and preparation of this Agreement and all related documents. In the event Executive prevails in any arbitration or litigation arising out of his termination of employment or his seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which he is or may be entitled to receive benefits, the Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel and other such expenses included in connection with any litigation or appeal) incurred by Executive in such an arbitration or litigation. To the extent any of the foregoing expense reimbursement generates taxable income to Executive, Executive will be paid an additional amount to defray tax liability resulting from such expense reimbursement (and such additional payment). The Company further agrees to pay prejudgment interest on any money judgment against the Company obtained by Executive in any arbitration or litigation against it to enforce such rights calculated at the Prime Rate as reported in the Wall Street Journal in effect from time to time from the date it is determined that payment(s) to him should have been made under this Agreement.

14.                                 Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Frederick J. Rowan, II

4280 Olde Mill Lane

Atlanta, GA 30342

Notices to Carter’s or the Company:

c/o The William Carter Company

1170 Peachtree Street, Suite 900

Atlanta, Georgia 30309

Attn:                    Michael D. Casey

Executive Vice President and

Chief Financial Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or on the second business day after being deposited for delivery with the United States Postal Service.

15.                                 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.                                 Complete Agreement.  This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation the Prior Agreement.

17.                                 Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

18.                                 Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, Carter’s, the Company and their respective heirs, successors and assigns, except that no party may assign his or its rights or delegate his or its obligations hereunder without the prior written consent of the other parties to this Agreement with the exception of a business transaction in which the Company merges with another entity or disposes of all or substantially all of its assets.

19.                                 Choice of Law.  This Agreement will be governed by and construed in accordance with the domestic law of, The Commonwealth of Massachusetts without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

20.                                 Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of Carter’s, the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

21.                                 Code Section 409A.  The parties recognize that certain provisions of this Agreement may be affected by Code section 409A and they, therefore, agree to negotiate in good faith to amend the Agreement with respect to any changes necessary or advisable to comply with section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CARTER’S, INC.

By:	/s/ Michael D. Casey
Name: Michael D. Casey
Title: Executive Vice President and
Chief Financial Officer

THE WILLIAM CARTER COMPANY

By:	/s/ Michael D. Casey
Name: Michael D. Casey
Title: Executive Vice President and
Chief Financial Officer

FREDERICK J. ROWAN, II

By:	/s/ Frederick J. Rowan, II

Name: Frederick J. Rowan, II
Title: Chairman of the Board of Directors
and Chief Executive Officer